Exhibit 99.1

BurgerFi Reports Second Quarter 2021 Results

Total Revenue Increased 65% Year-Over-Year, System-wide Sales Up 63% and Same Store Sales Up 39% in Corporate Owned Restaurants

Corporate-Owned Restaurant Same Store Sales Exceed 2019 Levels

Digital Channel Sales Increase 12% Year-Over-Year

Conference Call today, August 12, at 8:30 a.m. ET

PALM BEACH, FL – August 12, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), one of the nation’s fastest-growing premium fast-casual concepts, Fast Casuals’ #1 Brand of the Year for 2021 in the Top 100 Movers and Shakers list and the top fast casual better burger chain in USA Today’s 10 Best Readers’ Choice award winner for 2021 today reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Key Metrics1 Summary

(in thousands except for percentage data)	Three Months Ended June 30, 2021
Systemwide Restaurant Sales	$44,194
Systemwide Restaurant Sales Growth	63%
Systemwide Restaurant Same Store Sales Growth	44%
Corporate Restaurant Sales	$8,730
Corporate Restaurant Sales Growth	65%
Corporate Restaurant Same Store Sales Growth	39%
Digital Channel Systemwide Sales	$17,299
Digital Channel Sales Growth	12%
Digital Channel Orders	666
Digital Channel Orders % of Systemwide Sales	39%

1	Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated “The second quarter continued our trend of positive sales growth, driven by increases in same store sales, unit growth, and unit re-openings in both our corporate owned and franchised restaurants. We are particularly impressed with the performance of our corporate owned restaurants, whose sales have outperformed our 2019 levels despite a challenging operating environment. Our top-line growth reflects the continued momentum we are seeing in the Covid-19 recovery, as well as our new store openings and the successful execution of our marketing strategy and programs. Further, we are pleased that careful management of food and beverage costs and our leverage on occupancy costs more than fully offset significant wage pressure and scarcity costs.”

Julio Ramirez, CEO of BurgerFi added “We continue to execute on our restaurant development plan as we expect to open between 25 and 30 new restaurants in existing and new markets primarily along the Eastern seaboard in 2021.  During the second quarter, we opened 3 new company-owned locations and 1 franchised location, representing 8 new restaurants year-to-date.  Further, we have over 18 additional new locations currently under various stages of construction and development.  We are encouraged by the performance of our Ghost Kitchens and through our partnership with Reef and Epic Kitchens, we continue to expect the opening of 15 to 20 new Ghost Kitchen locations by the end of 2021.”

“In late June, we implemented a price increase of approximately 4%, which we believe will help offset ongoing labor and other cost pressures in our stores and improve restaurant operating margins by approximately 300 basis points.  We are committed to continuing to work on our restaurant operating efficiencies with the goal of improving store operating margins.”

“Our innovation pipeline remains strong.  We continued to enjoy the strong performance of the SWAG burger first introduced in March of this year which has doubled our premium wagyu burger sales and due to its continued success we have made it a permanent menu item beginning in July.  To start the third quarter, in July we rolled out new chef-inspired sauces to accompany our Fresh-Cut Sides and Cage-Free Fried Chicken Tenders. Our innovative sauces include Truffle Aioli, Bacon Jalapeño Ranch made with fresh jalapeños and Garlic Aioli, which is infused with roasted garlic and our fan favorite, Ghost Pepper Honey.”

"We are excited by our strong top-line growth and are proud of our team for achieving second quarter system-wide same-store sales which are comparable to 2019.”

Second Quarter 2021 Financial Results

Total revenue in the second quarter of 2021 increased 65% to $11.8 million compared to $7.2 million in the year-ago quarter. Systemwide sales increases were supported by an increase in average check value, the Company’s digital channel sales, as well as the introduction of the SWAG burger in

2021. System-wide sales in the second quarter of 2021 increased 63% to $44.2 million compared to $27.1 million in the prior year period. Corporate owned restaurants delivered a 39% increase in same store sales with sales exceeding 2019 levels.  Franchised locations delivered a 45% increase in same store sales during the period.

Restaurant-level operating expenses for the second quarter of 2021 were $8.0 million compared to $5.0 million in the second quarter of 2020. Restaurant-level operating margin was 11.0% compared to 10.1% in the second quarter of 2020. Tight cost controls on food and beverage and leverage on occupancy costs offset higher labor and other operating expenses.

Net income attributable to controlling interests and common shareholders in the second quarter was $9.0 million compared to net income attributable to controlling interests and common shareholders of $0.1 million in the year-ago quarter.  The increase was primarily attributable to the impact of the gain on change in value of warrant liability.

Adjusted EBITDA in the second quarter of 2021 was $0.3 million compared to $0.5 million in the second quarter of 2020. The decrease was primarily a result of increased costs associated with being a public company, along with foundational organizational investments to support the rapid growth and development of the store network. Preopening costs were also higher compared to the year ago period as BurgerFi accelerated company-owned store development. See reconciliation of GAAP to Non-GAAP measures below.

Liquidity

On June 30, 2021, the Company had $34.8 million in cash, compared to $37.2 million on December 31, 2020. BurgerFi repaid and then terminated its $3.0 million revolving credit line in February 2021.

2021 Outlook

BurgerFi remains optimistic regarding its short-term and long-term prospects. The Company is providing the following limited modeling assumptions related to its plans for 2021, these projections do not consider the potential impact from a COVID-19 resurgence:

•	The Company plans to open between 25 and 30 new restaurants in 2021 as well as 15-20 ghost kitchens.
•

Restaurant operating margins are projected to improve to between 14% and 16% of restaurant sales as a result of the recent price increase as well as other initiatives to drive store operating margin performance.

•	Capital expenditures are planned to be approximately $15 million for 2021, primarily to support new restaurant construction.

Conference Call

The Company will hold a conference call today, August 12, at 8:30 a.m. Eastern time to discuss its second quarter 2021 results.

Date: Thursday, August 12, 2021

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: (833) 693-0539

International dial-in number: (661) 407-1580

Conference ID: 1766455

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 430-2216.

The conference call will be broadcast live and available for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned stores sales performance. Systemwide restaurant sales growth refers to the percentage change in sales at all franchise restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide restaurant same store sales growth refers to the percentage change in sales at all franchise restaurants, ghost kitchens, and corporate-owned restaurants once the restaurant has been in operation after 14 months. See definition below for same store sales.

“Corporate-Owned Restaurant Sales” represent the sales generated by corporate-owned restaurants. Corporate-owned restaurant sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-owned restaurant same stores sales growth refers to the percentage change in sales at all corporate-owned restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing corporate restaurants.

“Same Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of same store sales once it has been in operation after 14 months. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the same store sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the same store sales computation. Employee complimentary meals are excluded from the computation. Our calculation of same store sales may not be comparable to others in the industry.

“Digital Channel Systemwide Sales” is used to measure performance of our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for BurgerFi as compared to some of our competitors. Digital channel systemwide sales refer to sales generated through the use of digital platforms across all our franchise and corporate-owned restaurants. Digital channel sales growth refers to the percentage change in sales through our digital platforms in one period from the same period in the prior year for all franchise and corporate-owned restaurants. Digital channel orders and digital channel orders as a percentage of systemwide sales are indicative of the number of orders placed through our digital platforms and the percentage of those digital orders when compared to total number of orders at all our franchise and corporate restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to common shareholders and controlling interests before interest, income taxes, depreciation and amortization, merger and acquisition related costs, preopening costs, share-based compensation expense, gains and losses on change in value of warrant liabilities, Paycheck Protection Program loan gain and certain legal matters.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation's fastest-growing better burger concepts with approximately 120 BurgerFi restaurants domestically and internationally. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American angus beef with no steroids, antibiotics, growth hormones, chemicals, or additives. BurgerFi's menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes. BurgerFi was named QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year, was named "Best Burger Joint" by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, was listed as a "Top Restaurant Brand to Watch" by Nation's Restaurant News in 2019 and was included in Inc. Magazine's Fastest Growing Private Companies List. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

For more information on this non-GAAP financial measure, please see the tables captioned Reconciliation of Net Income (Loss) to Adjusted EBITDA included at the end of this release.

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, store opening plans, same store sales and restaurant operating margin growth plans, prospects or financial results. Forward-looking statements generally can be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and those discussed in other documents we file with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release.  We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Lynne Collier

IR-BFI@icrinc.com

646-430-2216

Company Contact:

BurgerFi International Inc.

IR@burgerfi.com

Media Relations Contact:

Quinn PR

Laura Neroulias

burgerfi@quinn.pr

BurgerFi International Inc., and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
CURRENT ASSETS
Cash	$34,757	$37,150
Cash - restricted	—	3,233
Accounts receivable, net	536	718
Inventory	263	268
Deferred income taxes	—	713
Assets held for sale	732	732
Other current assets	1,627	1,607
TOTAL CURRENT ASSETS	37,915	44,421
PROPERTY & EQUIPMENT, net	11,141	8,004
DUE FROM RELATED COMPANIES	94	74
GOODWILL	123,367	119,542
INTANGIBLE ASSETS, net	113,242	116,824
OTHER ASSETS	259	251
TOTAL ASSETS	$286,018	$289,116
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$2,650	$1,678
Accrued expenses	2,102	1,203
Other liabilities	4,180	430
Other deposit	907	907
Deferred revenue, current portion	511	490
Notes payable - current	73	1,438
Deferred income taxes	27	—
Revolving line of credit	—	3,012
TOTAL CURRENT LIABILITIES	10,450	9,158
NON-CURRENT LIABILITIES
Warrant liability	8,843	16,516
Deferred revenue, net of current portion	2,864	2,816
Notes Payable	621	1,522
Deferred rent	267	29
TOTAL LIABILITIES	23,045	30,041
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 17,838,476 and 17,541,838 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	264,415	261,298
Accumulated deficit	(1,444)	(2,225)
TOTAL STOCKHOLDERS’ EQUITY	262,973	259,075
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$286,018	$289,116

BurgerFi International Inc., and Subsidiaries

Consolidated Statements of Operations

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
REVENUE
Restaurant sales	$8,983	$5,597	$17,379	$11,640
Royalty and other fees	2,164	1,221	4,079	2,917
Royalty - brand development and co-op	545	234	1,056	651
Franchise fees	90	98	198	199
TOTAL REVENUE	11,782	7,150	22,712	15,407
Restaurant level operating expenses:
Food, beverage and paper costs	2,693	1,766	5,115	3,588
Labor and related expenses	2,342	1,342	4,484	2,986
Other operating expenses	2,174	1,248	3,969	2,359
Occupancy and related expenses	788	677	1,561	1,246
General and administrative expenses	3,562	1,252	6,539	2,785
Pre-opening costs	502	47	628	106
Share-based compensation expense	2,595	—	3,117	—
Depreciation and amortization expense	2,171	252	4,279	496
Brand development and co-op advertising expense	651	439	1,373	907
TOTAL OPERATING EXPENSES	17,478	7,023	31,065	14,473
OPERATING (LOSS) INCOME	(5,696)	127	(8,353)	934
Other income	2,128	—	2,242	—
Gain on change in value of warrant liability	12,619	—	7,673	—
Interest expense	(33)	(57)	(41)	(87)
Income before income taxes	9,018	70	1,521	847
Income tax expense	(27)	—	(740)	—
Net Income	8,991	70	781	847
Net Income Attributable to Non-Controlling Interests (predecessor)	—	11	—	16
Net Income Attributable to common shareholders (successor) and Controlling Interests (predecessor)	$8,991	$59	$781	$831

BurgerFi International Inc., and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(Non-GAAP) (Unaudited)

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net Income Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$8,991	$59	$781	$831
Gain on change in value of warrant liability	(12,619)	-	(7,673)	-
Interest expense	33	57	41	87
Income tax expense	27	-	740	-
Depreciation and amortization expense	2,171	252	4,279	496
Share-based compensation expense	2,595	-	3,117	-
Pre-opening costs	502	47	628	106
PPP loan gain	(2,123)	-	(2,237)	-
Loss on disposal of property and equipment	9	-	9	-
Legal settlements	211	-	411	-
M&A	469	39	898	39
Adjusted EBITDA	$266	$454	$994	$1,559

Exhibit 99.2 Q1’21 Earnings Presentation MAY 18, 2021Exhibit 99.2 Q1’21 Earnings Presentation MAY 18, 2